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INFORMATION REQUIRED IN PROXY STATEMENT
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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
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Adverum Biotechnologies, Inc.
(Name of registrant as specified in its charter)

THE SONIC FUND II, L.P.
LAWRENCE KAM
JEAN BENNETT
JODI COOK
HERBERT HUGHES

 (Name of person(s) filing proxy statement, if other than the registrant)

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The Sonic Fund II, L.P., together with the other participants named herein (collectively, “Sonic”), has filed with the Securities and Exchange Commission a definitive proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of director nominees for the Board of Directors of Adverum Biotechnologies, Inc., a Delaware corporation (the “Issuer”) at the Issuer’s 2021 annual meeting of stockholders.

On April 29, 2021, Sonic and its affiliates issued the following press release:

THE SONIC FUND II, L.P. COMMENTS ON ADVERUM BIOTECHNOLOGIES UPDATE REGARDING INFINITY PHASE 2 TRIAL OF ADVM-022

Believes It Is Critical That Adverum Immediately Re-Evaluate Scientific Development Process and Strategy

Adverum’s Announcement Provides Stark Evidence that Improved Board and Increased Oversight is Desperately Needed at Company

Sonic Urges Company to Add Its Three Independent Nominees to Board to Bring the Exact Experience and Perspectives Adverum Desperately Needs

It Is Time to End Proxy Campaign and Immediately Put Company on Path to Success

Honolulu, HI – April 29, 2021 – The Sonic Fund II, L.P. (“Sonic”), which beneficially owns approximately 6.8% of the outstanding common stock of Adverum Biotechnologies, Inc. (NASDAQ: ADVM) (the “Company” or “Adverum”), today commented on the Company’s April 28 announcement of a Suspected Unexpected Serious Adverse Reaction (SUSAR) of hypotony in its INFINITY clinical trial evaluating ADVM-022 gene therapy for the treatment of diabetic macular edema (DME):

“This unfortunate announcement is a stark illustration of the failure of the Company’s approach to the scientific development of ADVM-022 and shows how misguided Adverum was in not pursuing comprehensive research into the inflammatory aspect that had previously been identified with this drug. Further, this announcement exposes the hollowness of the Company’s reassurances to the market that its strategy was working. In our view, these developments validate our consistent argument that change is urgently needed at Adverum.

Adverum’s stock price reaction to the announcement – immediately plunging ~60% – clearly shows that the Company has lost the confidence of stockholders. The potential of ADVM-022 far outmatches the abilities of those entrusted with its care. Adverum must immediately refocus its efforts to the scientific development of ADVM-022 to serve critical patient needs.

We call on the Company to accept the need for an improved Board with experts who have the exact gene therapy and financial oversight experience that is essential to success moving forward. The simplest solution to the pressing need for change at the Company would be to add Sonic’s three independent and highly qualified nominees to the Board and put an end to this proxy contest.
Adverum needs the best team possible and needs it now. It certainly should not keep wasting stockholders’ money to keep world-renowned experts off the Board. And it should not be trusted to hand pick new additional directors following the Annual Meeting.
We look forward to continuing to engage with our fellow stockholders to put the Company on the best path towards successfully delivering for patients and recouping the value that has been destroyed by entrenched and unqualified individuals. The choice is clear, elect three extremely well qualified, independent nominees, or accept more of the same from a Board that has failed to deliver on its promises.”

For more information, visit https://www.saveadverum.com.

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Contacts
Investors:
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Media:
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